Exhibit B

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, per value $.02 per share, of Stelmar Shipping Ltd. and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D. Each party to this Joint Filing Agreement expressly authorizes each other party to file on its behalf any and all amendments to such statements. In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement this 16th day of September, 2004.

STELSHI HOLDING LTD.

By:	/S/ GEORGE CHARALAMBOUS
Name:	George Charalambous
Title:	Director

STELIOS HAJI-IOANNOU

/S/ STELIOS HAJI-IOANNOU
Name:	Stelios Haji-Ioannou